Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports First Quarter 2016 Results

BATON ROUGE, Louisiana – (April 28, 2016) – H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2016.

FIRST QUARTER 2016 SUMMARY

•	Revenues increased 8.6% to $247.0 million versus $227.4 million a year ago.

•	Net income was $5.6 million in the first quarter compared to net income of $6.1 million a year ago.

•	EBITDA was $69.1 million in the first quarter compared to EBITDA of $69.3 million a year ago, yielding a margin of 28.0% of revenues compared to 30.5% a year ago.

•	Rental revenues increased 1.4%, or $1.4 million, compared to a year ago to $102.8 million.

•	New equipment sales increased 28.4% to $57.2 million in the first quarter compared to $44.5 million a year ago.

•	Parts and service revenues on a combined basis increased 5.3% to $44.3 million in the first quarter compared to $42.0 million a year ago.

•	Gross margin was 32.9% as compared to 33.6% a year ago, which was impacted by the shift in revenue mix to new equipment sales.

•	Rental gross margins were 45.3% in the first quarter of 2016 and 45.2% a year ago.

•	Average time utilization (based on original equipment cost) was 66.3% compared to 67.5% a year ago. Average time utilization (based on units available for rent) was 64.6% compared to 64.2% last year.

•	Average rental rates decreased 0.1% compared to a year ago.

•	Dollar utilization was 32.2% in the first quarter compared to 32.3% a year ago.

•	Average rental fleet age at March 31, 2016 was 31.5 months compared to an industry average age of 42.9 months.

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H&E Equipment Services Reports First Quarter 2016 Results

April 28, 2016

John Engquist, H&E Equipment Services’ chief executive officer, said, “The ongoing strength in our rental business coupled with an unexpected increase in demand from our distribution business produced solid results for the first quarter. Non-residential construction activity in our end user markets, especially the industrial sector, remains strong. Demand for rental equipment continued to increase during the quarter compared to a year ago and as we anticipated, rates remained near year ago levels. Our rental business, specifically earthmoving equipment and cranes, did face some headwinds during the quarter resulting from the heavy rains and associated flooding that occurred in Louisiana, Texas and Arkansas, and the continued weakness in the oil patch. New equipment sales exceeded our expectations during the quarter primarily as a result of higher earthmoving sales, but we do not currently anticipate this level of activity to continue during the remainder of the year.”

Engquist concluded, “As we move further into 2016, our outlook remains positive as the non-residential construction markets we serve remain healthy. Our Gulf Coast market has continued to be the sweet spot for our business due to the high levels of industrial activity, new non-residential construction starts and demand from a wide array of the large capital projects breaking ground.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2016:

Revenue

Total revenues increased 8.6% to $247.0 million in the first quarter of 2016 from $227.4 million in the first quarter of 2015. Equipment rental revenues increased to $102.8 million compared with $101.4 million in the first quarter of 2015. New equipment sales increased 28.4% to $57.2 million from $44.5 million a year ago. Used equipment sales increased 10.0% to $27.6 million compared to $25.1 million a year ago. Parts sales increased 3.3% to $28.0 million from $27.1 million in the first quarter of 2015. Service revenues increased 9.0% to $16.3 million compared with $15.0 million a year ago.

Gross Profit

Gross profit increased 6.3% to $81.1 million from $76.3 million in the first quarter of 2015. Gross margin was 32.9% for the quarter ended March 31, 2016, as compared to 33.6% for the quarter ended March 31, 2015. On a segment basis, gross margin on rentals was 45.3% in the first quarter of 2016 and 45.2% in the first quarter of 2015. On average, rental rates were 0.1% lower than rates in the first quarter of 2015. Time utilization (based on original equipment cost) was 66.3% in the first quarter of 2016 compared to 67.5% a year ago. Time utilization (based on units available for rent) was 64.6% in the first quarter of 2016 compared to 64.2% a year ago.

Gross margins on new equipment sales were flat at 11.7% compared to the first quarter a year ago. Gross margins on used equipment sales were 32.9% compared to 32.6% a year ago. Gross margins on parts sales were 27.6% in the first quarter of 2016 and 27.9% in the first quarter of 2015. Gross margins on service revenues were 67.5% for the first quarter of 2016 compared to 64.7% in the first quarter of 2015.

Rental Fleet

At the end of the first quarter of 2016, the original acquisition cost of the Company’s rental fleet was $1,267.9 million, an increase of $9.3 million from $1,258.6 million at the end of the first quarter of 2015. Dollar utilization was 32.2% compared to 32.3% for the first quarter of 2015.

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H&E Equipment Services Reports First Quarter 2016 Results

April 28, 2016

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2016 were $59.4 million compared with $53.5 million last year, a $5.9 million, or 11.1% increase. SG&A expenses in the first quarter of 2016 increased as a percentage of total revenues to 24.0% compared to 23.5% last year. The increase in SG&A expenses is largely due to higher salaries and wages, benefit costs and facility expenses. Of the $5.9 million increase, $1.9 million was attributable to new branch expansions compared to a year ago.

Income from Operations

Income from operations for the first quarter of 2016 was $22.4 million, or 9.1% of revenues, compared to $23.3 million, or 10.3% of revenues, a year ago.

Interest Expense

Interest expense for the first quarter of 2016 was $13.4 million and $13.4 million a year ago.

Net Income

Net income was $5.6 million, or $0.16 per diluted share, in the first quarter of 2016 compared to net income of $6.1 million, or $0.17 per diluted share, in the first quarter of 2015. The effective income tax rate was 41.0% in the first quarter compared to 40.6% a year ago.

EBITDA

EBITDA for the first quarter of 2016 was $69.1 million compared to $69.3 million in the first quarter of 2015. EBITDA as a percentage of revenues was 28.0% compared with 30.5% in the first quarter of 2015.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and of our use of this measure. This measure as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter results today, April 28, 2016, at 11:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1422 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 2:00 p.m. (Eastern Time) on April 28, 2016, and will continue to be available through May 7, 2016, by dialing 719-457-0820 and entering confirmation code 8245141.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on April 28, 2016, beginning at 11:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports First Quarter 2016 Results

April 28, 2016

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 77 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our inability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports First Quarter 2016 Results

April 28, 2016

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues:
Equipment rentals	$102,838	$101,389
New equipment sales	57,179	44,537
Used equipment sales	27,574	25,070
Parts sales	27,969	27,085
Service revenues	16,301	14,956
Other	15,149	14,373

Total revenues	247,010	227,410

Cost of revenues:
Rental depreciation	39,497	39,944
Rental expense	16,763	15,611
New equipment sales	50,474	39,319
Used equipment sales	18,512	16,886
Parts sales	20,263	19,519
Service revenues	5,301	5,277
Other	15,056	14,514

Total cost of revenues	165,866	151,070

Gross profit	81,144	76,340

Selling, general, and administrative expenses	59,374	53,466
Gain on sales of property and equipment, net	662	458

Income from operations	22,432	23,332

Interest expense	(13,407)	(13,445)
Other income, net	430	354

Income before provision for income taxes	9,455	10,241

Provision for income taxes	3,881	4,155

Net income	$5,574	$6,086

NET INCOME PER SHARE
Basic – Net income per share	$0.16	$0.17

Basic – Weighted average number of common shares outstanding	35,341	35,227

Diluted – Net income per share	$0.16	$0.17

Diluted – Weighted average number of common shares outstanding	35,398	35,286

Dividends declared per common share	$0.275	$0.25

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H&E Equipment Services Reports First Quarter 2016 Results

April 28, 2016

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31, 2016(1)	December 31, 2015(1)
Cash	$4,732	$7,159
Rental equipment, net	873,147	893,393
Total assets	1,274,791	1,299,511
Total debt (2)	802,906	816,764
Total liabilities	1,135,590	1,156,923
Stockholders’ equity	139,201	142,588
Total liabilities and stockholders’ equity	$1,274,791	$1,299,511

(1)	Amounts presented herein reflect the Company’s adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, on January 1, 2016, which was applied on a retrospective basis.
(2)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2016	2015
Net income	$5,574	$6,086
Interest expense	13,407	13,445
Provision for income taxes	3,881	4,155
Depreciation	46,199	45,568

EBITDA	$69,061	$69,254

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